Media Relations Contact:	Investor Relations Contact:
Leslie Moore	Giuseppe Incitti
TIBCO Software Inc.	TIBCO Software Inc.
(650) 846-5025	(650) 846-5637
lmoore@tibco.com	gincitti@tibco.com

TIBCO SOFTWARE ANNOUNCES CFO TRANSITION

PALO ALTO, Calif., April 1, 2013 - TIBCO Software Inc. (NASDAQ: TIBX) today announced that Sydney Carey, TIBCO executive vice president and chief financial officer, has decided to leave the company to pursue an opportunity with a private, venture-backed technology company. Ms. Carey will remain with the company through April 19, 2013 and certify the company’s first quarter results for fiscal 2013.

Murray Rode, TIBCO chief operating officer and whose current responsibilities include the finance organization, will take on the added responsibilities of interim CFO until a permanent replacement is found. Mr. Rode previously served as CFO from late 2005 through 2008.

“I would like to personally thank Sydney for all she has contributed to TIBCO over the years,” said Vivek Ranadivé, TIBCO's chairman and chief executive officer. “Since joining TIBCO as corporate controller in 2004 and her subsequent appointment to CFO in 2009, Sydney has played an integral role in the company’s growth and continued success. I know she is excited about this new opportunity, and we wish her the best as she embarks on a new chapter in her career. With Murray once again taking on the CFO role while we search for Sydney’s successor, I am confident that we will be able to manage this transition smoothly.”

“I’ve enjoyed my time with TIBCO and appreciate the opportunities the company has afforded me,” said Ms. Carey. “While I believe TIBCO has a very bright future, I look forward to this new and different challenge of growing a private, pre-IPO company.”

About TIBCO
TIBCO Software Inc. (NASDAQ: TIBX) is a provider of infrastructure software for companies to use on-premise or as part of cloud computing environments. Whether it's optimizing claims, processing trades, cross-selling products based on real-time customer behavior, or averting a crisis before it happens, TIBCO provides companies the two-second advantage® - the ability to capture the right information at the right time and act on it preemptively for a competitive advantage. More than 4,000 customers worldwide rely on TIBCO to manage information, decisions, processes and applications in real time. Learn more at www.tibco.com.

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TIBCO, two-second advantage and TIBCO Software are trademarks or registered trademarks of TIBCO Software Inc. in the United States and/or other countries. All other product and company names and marks mentioned in this document are the property of their respective owners and are mentioned for identification purposes only.